Exhibit 10.10

First Amendment to Employment Agreement dated December 1, 2003

The provisions set forth in Sections 4(b)(i)(ii) are hereby amended to read:

(i)                                     All 75,000 Shares will vest in the event the Company closes an equity financing transaction within eighteen (18) months after the Start Date with net cash proceeds to the Company within such period of at least $20 million, at a valuation and with other terms and conditions that are satisfactory to the Chief Executive Officer and the Executive Chairman.  It is understood that such a financing may include an initial public offering that meets such requirements within such l8-month period.

(ii)                                  In the event that no satisfactory equity financing transaction is completed within the eighteen (18) months described in (i) then all the shares of the Second Option will vest on the fifth anniversary of the Start Date.

All other provisions of the Employment Agreement dated December 1, 2003 remain as originally stated.

SUNESIS PHARMACEUTICALS, INC.		ACCEPTED:

By:	/s/ Daniel N. Swisher, Jr.	/s/ Eric H. Bjerkholt
	Daniel N. Swisher, Jr.	Eric H. Bjerkholt

Date:	June 18, 2004	Date:	June 21, 2004